STOCK PLEDGE AGREEMENT

     THIS STOCK PLEDGE AGREEMENT (this "Pledge Agreement") is made and entered into on this 31st day of July, 1996, by and between (i) FREEDOM FINANCIAL CORPORATION, an Indiana Corporation, the "Pledgor"; and (ii) PIONEER BANK, a Kentucky Corporation, with principal office and place of business in Munfordville, Kentucky (the "Bank").

                      PRELIMINARY STATEMENT

     A. Pursuant to that certain Loan Agreement of even date herewith, between the Pledgor and Pioneer Bank, the Bank has made a loan to Freedom Financial Corporation (the "Borrower") in the original principal amount of ONE MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($1,800,000.00) (the "Loan"), which Loan is evidenced by that certain Promissory Note of even date herewith, made by the Borrower, payable to the order of the Bank and in the face principal amount of ONE MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($1,800,000.00) (the "Note").

     B.   W. Bennett Collett has executed the Guaranty Agreement
(defined below), guaranteeing repayment of the Note.

     C. The Pledgor has agreed and hereby agrees that the Guaranty Agreement and the payment of the Note and the other indebtedness referred to below shall be secured by this Pledge
Agreement.

     NOW, THEREFORE, in consideration of the Loan made contemporaneously herewith by the Bank to the Borrower, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the Pledgor and the Bank here by agree as follows:

     1. Definitions. The capitalized terms and phrases not otherwise defined herein shall have the meanings given them in the Loan Agreement, and the following terms or phrases shall have the following meanings:

          1.1 "Collateral" means the Pledged Shares and all other property described in Section 2 of this Pledge Agreement.

          1.2 "Event of Default" shall have the meaning set forth in Section 10 of this Pledge Agreement.

          1.3  "Guarantor" means, W. Bennett Collett.

          1.4 "Secured Obligations" means the obligations secured by this Pledge Agreement as described in Section 3 of this Pledge Agreement.

          1.5 "Pledged Shares" means the 1,000,000 shares of Florida Gaming Corporation common stock owned by Financial Freedom Corporation, rerepresented by Certificate Nos. FGC0050, FGC0051, FGC0052, FGC0053, FGC0421, FGC0422, FGC0423, FGC0424,
FGC0507, FGC0508.

     2.   Grant of Security Interest

          2.1 The Pledgor hereby pledges and assigns to the Bank, and hereby grants to the Bank a security interest in the Pledged Shares owned by the Pledgor. Pledgor further assigns to the Bank a security interest in any and all stock rights, rights to subscribe, liquidating dividends, dividends paid in stock, new securities or any other property to which the Pledgor is or may hereafter become entitled to receive on account of the Pledged Shares owned by the Pledgor. If the Pledgor receives additional property of such nature, the Pledgor shall immediately deliver such property the Bank, to be held by the Bank pursuant to this Pledge Agreement.

          2.2 The Pledgor hereby grants a security interest in the Pledgor's share of all dividends and distributions declared in respect to the Pledged Shares and the Pledgor's share of proceeds of any sale or other disposition of the Pledged Shares.

     3. Secured Obligations. The Pledgor has granted to the Bank a security interest in the Collateral to secure (a) the payment of the entire unpaid principal of, and all interest now accrued or hereafter to accrue on, the Note and all costs and expenses, including, without limitation, reasonable attorneys' fees now or hereafter incurred by the Bank in enforcing the Loan Agreement, the Note, the Guaranty Agreement and this Pledge Agreement, and (b) the performance of all other covenants, agreements and obligations of the Pledgor set forth herein and in the Loan Agreement and the other Loan Documents.

     4. Representations and Warranties. To induce the Bank to enter into the Loan Agreement, and to make the Loan to the Borrower, the Pledgor hereby represents and warrants to the Bank as follows, which representations and warranties shall survive the execution and delivery of this Pledge Agreement and the delivery of the Pledged Shares to the Bank.

          4.1 The Pledgor has the full right, power and authority to enter into and perform this Pledge Agreement. This Pledge Agreement has been duly entered into and delivered by the Pledgor and constitutes a legal, valid and binding obligation of the Pledgor, enforceable in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency or other laws affecting creditors' rights generally, and by the application of usual equitable principles where equitable principles are sought.

          4.2 The Pledgor has good and marketable title to the Pledged Shared represented to be owned by the Pledgor, and the Pledged Shares are not subject to any lien, charge, pledge, encumbrance, claim or security interest of any nature whatsoever, other than the security interest created by this Pledge Agreement.

          4.3  The Pledged Shares are fully paid and
nonassessable.

          4.4 The Pledgor has not entered into any stock restriction or purchase agreement with respect to the Pledged Shares owned by the Pledgor which would in any way restrict the sale, pledge or other transfer of the Pledged Shares or of any interest in or to the Pledged Shares.

     5. Duration of Security Interest. The Bank shall hold the Pledged Shares upon the terms and provision of this Pledge Agreement and the security interest in the Collateral granted to the Bank pursuant to this Pledge Agreement shall continue until all of the Secured Obligations have been paid and performed in full to the Bank.

     6. Maintaining Freedom from Liens. The Pledgor shall keep the Pledged Shares and the other Collateral owned by such Pledgor free and clear of all liens and encumbrances and shall pay all amounts, including taxes, assessments or charges, which might result in a lien against the Pledged Shares or other Collateral if left unpaid, unless the Pledgor, at the Pledgor's expense, is contesting any such amount in good faith by an appropriate proceeding timely instituted and which shall operate to prevent the collection or satisfaction of the lien or amount so contested. If the Pledgor fails to pay such amounts and is not contesting the validity or amount thereof in accordance with the preceding sentence, the Bank may, but is not obligated to pay such amounts, and such payment shall be conclusive evidence of the legality or validity thereof.

     7.   Certain Rights Respecting the Collateral.

          7.1 The Pledgor shall continue to be the sole owner of the Pledged Shares and the other Collateral represented to be owned by such Pledgor, and may exercise all voting rights with respect to the Pledged Shares owned by such Pledgor, so long as no Event of Default has occurred and is continuing.

          7.2 The Pledgor shall not sell, transfer or attempt to sell or transfer the Pledged Shares or the other Collateral represented to be owned by such Pledgor, or any part thereof or interest therein, without the prior express written consent of the Bank. Any such consent of the Bank shall not constitute the release by the Bank of its security interest in the Pledged Shares so sold or transferred, and any such sale or transfer consented to the Bank shall transfer the Pledged Shares, subject to the security interest therein of the Bank created pursuant to this Pledge Agreement.

          7.3 The Bank, at its option upon the occurrence of any Event of Default, and so long as such event of Default exists, may exercise all voting rights and privileges whatsoever with respect to the Pledged Shares, and to that end the Pledgor hereby constitutes any officer of the Bank as such Pledgor's proxy and attorney-in-fact for all purposes of voting the Pledged Shares represented to be owned by such Pledgor at any annual, regular or special meeting of shareholders of Florida Gaming Corporation, and this appointment shall be deemed coupled with an interest and shall by irrevocable until all of the Secured obligations have been fully paid and preformed to the Bank, and all Persons whatsoever shall be conclusively entitled to rely upon any oral or written certification of the Bank that it is entitled to vote the Pledged Shares and other Collateral hereunder. The Pledgor shall execute and deliver to the Bank any additional proxies and powers of attorney that the Bank may desire in its own name to effectuate the provisions of the Loan Agreement and this Pledge Agreement.

          7.4 All dividends or other distributions declared in respect of the Pledged Shares shall be immediately remitted by the Pledgor to the Bank, as applicable, to the applied by the Bank to the payment of the unpaid principal balance of, and all accrued and unpaid interest on, the Note, in such order as the Bank shall elect in its sole and absolute discretion, and until such dividends or other distributions are paid to the Bank, the Pledgor receiving the same shall hold all of the same in trust and as a fiduciary for the Bank.

     8. Issuance or Acquisition of New Stock or Sale of Treasury Shares; Mergers, Sales and Other Distribution of Assets. Until the Secured Obligations have been paid and performed in full to the Bank, Pledgor shall not vote in favor of permitting Florida Gaming Corporation (a) to issue new shares of its capital stock, or any options, subscription rights or warrants with respect thereto, to merge into or with, or consolidate with, any other entity, except as set out hereto below in Paragraph 8.1;
(b) to merge into or with or consolidate with, any other entity;
(c) to sell or otherwise transfer any material part of its assets; or (d) to liquidate or dissolve or take any action with a view towards liquidation or dissolution.

     8.1 Issuance of New Stock. Pledgor may vote in favor of permitting Florida Gaming Corporation to issue new shares of its capital stock, or any options, subscription rights or warrants with respect thereto as long as the stock price for the issuance is equal to or greater than $5.00 per share. Further Pledgor acknowledges and agrees that in the event the stock price for Florida Gaming Corporation as quoted in the Wall Street Journal at any time is quoted below $5.00 per share then the Bank may demand the loan, make a call for additional collateral or demand a principal payment to reduce the outstanding principal balance in such an amount that the Bank will be fully secured with the existing collateral, with the Bank determining if it is fully secured, at the Bank's sole option and discretion.

     9. Delivery of Certificates and Stock Powers. The Pledgor shall deliver to the Bank, and the Bank shall be entitled to possess, the share certificates evidencing the Pledged Shares represented to be owned by the Pledgor and an executed blank stock power with respect to each share certificate. Should the Pledgor acquire any interest in any additional capital stock of Florida Gaming Corporation not otherwise contemplated herein, such Pledgor shall immediately deliver certificates representing that stock and a blank stock power for those certificates to the Bank, to be held by the Bank in the same manner as the Pledged Shares, and that the stock shall be pledged under this Pledge Agreement and shall constitute a part of the Collateral only in the event that the stock price for Florida Gaming Corporation as quoted in the Wall Street Journal at any time is quoted below $5.00 per share and the Bank elects at its sole option and discretion to call for additional collateral.

     10. Event of Default. The following shall each constitute an "Event of Default" hereunder:

          10.1 If any principal or interest on the Note shall not be paid in full punctually when due and payable and shall remain unpaid for a period of ten (10) days after written notice of such default has been given to the Pledgor.

          10.2 If Pledgor breaches, violates or fails to perform or observe any covenant, obligation, agreement, condition or other provision contained in the Pledge Agreement or any other Loan Document, and the same is not cured to the satisfaction of the Bank within thirty (30) days after the Bank has specified such default in a written notice delivered to the Pledgor.

          10.3 If any representation or warranty or other statement of fact contained herein or in any related writing furnished to the Bank in connection with the transactions contemplated hereby shall false or misleading in any material respect as of the date of this Pledge Agreement and shall continue to be false or misleading in any material respect, or shall omit to state a material fact required to be stated therein in order to make the statements contained there, in light of the circumstances under which made, not misleading as of the date of this Pledge Agreement, whether or not made with knowledge of the same, and such omission to state a material fact shall not have been corrected.

          10.4 The occurrence of any other Event of Default under, and defined in, the Loan Agreement or other Loan
Documents.

     11.  Remedies.

          11.1 Upon the occurrence of any Event of Default, the Bank may, at its option, declare any and all of the Secured Obligations to be immediately due and payable, may exercise the rights with respect to the Pledged Shares contemplated in Section 7 of this Pledge Agreement and, in addition to exercising all other rights or remedies, proceed to exercise with respect to the Pledged Shares all rights, options and remedies of a secured party upon default as provided for under the Uniform Commercial Code as enacted in the Commonwealth of Kentucky.

          11.2 The rights of the Bank upon the occurrence of any Event of Default shall include, without limitation, the following:

               (a) The right to the immediate possession of Pledged Shares not then in the Bank's possession without requirement of notice or demand or of any legal process.

               (b) The right to sell the Pledged Shares or the other Collateral at public or private sale and in one or more lots. The Bank shall be entitled to apply the proceeds of any such sale to the satisfaction of the Secured Obligations and to expenses incurred in realizing upon the Pledged Shares or the other Collateral in accordance with the Uniform Commercial Code as enacted in the Commonwealth of Kentucky. Provided, the Bank may, but shall not be obligated to, postpone the time of any proposed sale of any of the Pledged Shares, or any part thereof, and may change the time and/or place of such sale, subject to the obligations of the Bank to give the Pledgor notice of such new time and/or place of sale of the Pledged Shares, or any part thereof, as applicable, as provided in Section 18.1 below. In the event the Bank sells the Pledged Shares or any part thereof on credit or for future delivery, which may be elected by the Bank at its sole option, the Pledged Shares so sold may, at the Bank's sole option, be transferred and/or delivered to the purchaser thereof or retained by the Bank until the purchase price thereof has been paid by the purchaser thereof.

               (c) The right to recover the reasonable expenses of the Bank in preparing for sale and selling the Pledged Shares and other like expenses, together with court costs and reasonable attorney's fees incurred by the Bank.

               (d) The right to proceed by appropriate legal process at law or in equity to enforce any provision of this Pledge Agreement or in aid of the execution of any power of sale, or for foreclosure of the security interest of the Bank in the Pledged Shares, or for the sale of the Pledged Shares under the judgment or decree of any court.

               (e) In furtherance of the rights and remedies of the Bank upon the occurrence of an Event of Default, the Pledgor hereby constitutes any officer of the Bank as such Pledgor's proxy and attorney-in-fact to complete, execute and file with the Securities and Exchange Commission, if such filing be required by law, one or more notices of proposed sale of securities pursuant to Rule 144 under the Securities Act of 1933, as amended, and this appointment shall be deemed coupled with an interest, and is and shall be irrevocable, until all of the Secured Obligations have been paid and performed in full to the Bank.

     12. Exercise of Remedies. The rights and remedies of the Bank shall be deemed to be cumulative, and any exercise of any right or remedy shall not be deemed to be an election of that right or remedy to the exclusion of any other right or remedy.

     13.  Waiver.   The Pledgor hereby waives any claim arising
by reason of (a) the fact that the price or prices for which the Pledged Shares or any part thereof is sold at any private sale or sales is less than the price which would have been obtained at a public sale or sales or is less than the amount of the Secured Obligations; (b) any reasonable delay by the Bank in selling the Pledged Shares following the occurrence of an Event of Default, including, without limitation, any delays in selling the Pledged Shares resulting from the compliance by the Bank with applicable federal and state securities laws, even if the price of the Pledged Shares thereafter declines; or (c) the immediate sale of the Pledged Shares upon the occurrence of an Event of Default, even if the price of the Pledged Shares should thereafter increase. The Pledgor shall remain liable for any deficiency remaining due, after the sale of the Pledged Shares, on the Secured Obligations.

     14.  Payment of Costs, Attorney's Fees and Expenses.    To
the extent not paid out of the proceeds of the sale of the Pledged Shares, the Pledgor shall pay any and all reasonable costs, attorney's fees and other expenses of whatever kind incurred by the Bank in connection with (i) enforcing the Loan Agreement, the Note, the other Loan Documents and/or this Pledge Agreement (ii) obtaining possession of the Pledges Shares, (iii) the protection and preservation of the Pledged Shares, (iv) the collection of the Secured Obligations or any part thereof, and
(v) any litigation involving the Pledged Shares, any benefit accruing by virtue of the provisions hereof or the rights of the Bank hereunder.

     15.  Advances by Bank.   The Pledgor shall reimburse the
Bank for all reasonable advances made by the Bank in performing any actions on behalf of the Pledgor pursuant to this Pledge Agreement, including, without limitation, all amounts paid by the Bank (a) to discharge taxes, levies, liens and/or security interest against the Collateral, and/or (b) in connection with the exercise by the Bank of its rights and remedies hereunder. All such advances made by the Bank shall bear interest at the rate set forth in the Note as applicable to overdue principal and/or accrued interest on the Note, and all such advances and all interest thereon shall be secured by this Pledge Agreement with the same priorities as the Note, to the fullest extent permitted by applicable law, and shall be due and payable in full to the Bank upon demand by the Bank at any time in its sole and absolute discretion.

     16. Irrevocable Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Bank as such Pledgor's attorney-in-fact
(a) to do all acts and things which the Bank may deem necessary or appropriate in its sole and absolute discretion to perfect and to continue the perfected status of the security interest in the Collateral created in favor of the Bank pursuant to this Pledge Agreement and to protect the Collateral, and (b) to perform such other acts in connection with the Collateral as the Bank determines in its reasonable discretion to be necessary or appropriate to effectuate the purposes of this Pledge Agreement.

     17.  Return of Collateral.    The Bank may, at any time,
deliver the Pledged Shares, the other Collateral, or any part thereof, to the Pledgor. The receipt by the Pledgor of the Pledged Shares, or any part thereof shall be a complete and full discharge of the Bank, and the Bank shall be discharged from any liability or responsibility with respect thereto.

     18.  Notice.

          18.1 Any requirement of the Uniform Commercial Code of reasonable notice of the intended sale or other disposition of the Collateral shall be met if such notice is given to the Pledgor at least ten (10) business days before the time of sale, disposition or other event or thing giving rise to the requirement of notice.

          18.2 All notices or communications under this Pledge Agreement shall be in writing and shall be personally delivered or sent by express courier service or by registered or certified United States mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as to which either party shall have given the other party written notice):


     If to the Pledgor:       Freedom Financial Corporation
                              2669 Charlestown Road, Suite D
                              New Albany, Indiana 47150

     If to the Bank           Pioneer Bank
                              P.O. Box 669
                              Munfordville, Ky. 42765

     All notices and other communications hereunder shall be deemed given upon the earliest of (a) actual delivery in person,
(b) one (1) business day after having been delivered to an express courier service, or (c) two (2) business days after having been deposited in the United States mails, in accordance with the foregoing, as applicable.

     19. Further Assurances. The Pledgor shall execute any such other documents or instruments, and take such other actions, as the Bank may request to more fully create and maintain, or to verify or perfect the security interest intended to be created in this Pledge Agreement.

     20. No Implied Waiver. All options and rights of the Bank hereunder are continuing and the failure of the Bank to exercise any such option or right of election in any instance shall not be construed as waiving the right to exercise such option or right at any subsequent time or be construed as waiving the right to exercise any other option or right hereunder, at law or at equity. Not exercise by the Bank of any of the options, rights or powers provided herein and no delay or omission in the exercise of such options, rights or powers provided herein shall be construed to exhaust the same or be construed as a waiver thereof, and each such option right and power may be exercised at any time and from time to time.

     21.  Severability of Provisions.   If any term or provision
of this Pledge Agreement is held to be invalid or unenforceable in any jurisdiction, the other terms and provision hereof shall remain in full force and effect in such jurisdiction and the invalid or unenforceable provision shall remain in full force and effect in all other jurisdictions.

     22. Governing Law. This Pledge Agreement and the respective rights, duties and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

     23. Successors and Assigns. This Pledge Agreement shall bind the Pledgor and their respective heirs, personal representatives, successors and assigns and shall inure to the benefit of the Bank and its successors and assigns, including, without limitation, each subsequent holder of the Note.

     24. Captions. The various section headings used in the Pledge Agreement are inserted for convenience of reference only and shall be ignored in construing the provisions hereof.

     25.  Time of the Essence.     Time shall be of the essence
in the performance of all of the Pledgor' covenants, obligations and agreements under this Pledge Agreement.

     26. Entire Agreement. This Pledge Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings with respect to the subject matter hereof. No change, modification, addition or termination of this Pledge Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

     27. Joint and Several. All obligations of the Pledgor under this Pledge Agreement shall be joint and several.

     IN WITNESS WHEREOF, the Pledgor and the Bank have executed this Pledge Agreement on the day, month and year first above written.

                         FREEDOM FINANCIAL CORPORATION, "Pledgor"


                         BY:
                              W. BENNETT COLLETT, C.E.O.


                         PIONEER BANK "Bank"


                         BY:
                              KENNETH KIDD, Vice-President



This instrument prepared by:



LINDA S. BOUVETTE, ESQ.
P.O. Box 509
Taylorsville, KY  40071
502/477-6412